MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
1st QUARTER 2006 RESULTS ANNOUNCED
New Berlin, WI (May 4, 2006). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced net income of $1.0 million, or $0.28 per diluted share, for the three months ended March 31, 2006 compared to $1.8 million, or $0.49 per diluted share, for the three months ended March 31, 2005, representing a 43.0% decrease in net income.
The decrease in earnings for the quarter ended 2006 compared to the quarter ended 2005 is partially attributable to non-recurring items in 2005. The three months ended March 31, 2005 included non-recurring fee income of $490,000 related to the sale of Pulse EFT Association to Discover Financial Services and gains on the sale of assets of $395,000 compared to gains on the sale of assets of $175,000 for the three months ended March 31, 2006. Earnings in 2006 were also adversely affected by a decline in the net interest margin to 3.42% for the three months ended March 31, 2006 compared to 3.74% for the same period last year. The decrease in our net interest margin is due to our funding solid loan growth with more expensive wholesale funding compared to the lower cost of core deposits.
On March 10th Merchants’ announced we would incur an additional provision to the loan loss allowance during the fourth quarter of 2005 for potential losses relating to an officer at one of our subsidiary banks who was operating outside of prescribed bank lending policies and procedures. We believe the additional provision for the loan loss allowance will be sufficient to absorb losses relating to this matter. In addition, Merchants is instituting changes to our policies, procedures and internal controls that will mitigate risk going forward.
In addition to the non-recurring items listed above, Merchants received $194,000 in partial restitution from the officer in question. Merchants intends to continue to aggressively pursue any possible recoveries with respect to this matter including those which may result from potential insurance coverage from Merchants’ financial institution bond carrier, continued payments from borrowers with respect to the loans relating to this matter and further restitution from the officer in question.
Effective January 1, 2006, the Corporation adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“FAS 123(R)”), using the modified-prospective-transition method. As a result, the Corporation’s income before taxes and net income for the three month period ended March 31, 2006, are $60,000 and $40,000 lower, respectively, than if it had continued to account for share-based compensation under APB No. 25. Compensation expense for share-based compensation as a result of the adoption of FAS 123(R) negatively impacted diluted earnings per share for the three months ended March 31, 2006 by $0.01.
Merchants’ total assets increased 7.2% from $1.39 billion at March 31, 2005, to $1.49 billion at March 31, 2006. Gross loans increased 8.6% from $1.08 billion at March 31, 2005, to $1.18 billion at March 31, 2006 due to strong internal growth. Total deposits grew 5.9% from $1.05 billion at March 31, 2005 to $1.11 billion at March 31, 2006 primarily due to an increase in brokered deposits.
Michael J. Murry, Chairman, stated, “We spent a significant amount of time and energy during the first quarter aggressively investigating the actions of a loan officer at one of our subsidiary banks. We are confident this occurrence will not impact the strength of our company or our ability to pay dividends to our shareholders. I am proud of how the members of our organization have come together to continue to focus on servicing our customers while working to improve our controls to reduce risk going forward.
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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 3/31/06
Despite all that occurred during the first quarter, we remain on course with our plan for 2006 and beyond as we realize the efficiencies we have created with our operational platform. Loan growth was significant during the quarter but we experienced a seasonal decline in core deposits related to large commercial clients that resulted in significant decrease of our net interest margin. Thus, like many banks, the net interest margin pressure partially negated our earnings growth. We are pleased with the continued growth of our core fee income and we continue to work hard to gain efficiencies in our operating expenses despite significant increases in health insurance costs.”
Net interest income was $11.3 million for the first quarter of 2006 compared to $11.5 million for the first quarter of 2005. The net interest margin was 3.42% for the three months ended March 31, 2006 compared to 3.74% for the same period in 2005. The decline in net interest margin was due to strong loan growth which was funded with higher cost wholesale funding instead of lower cost core deposits. Like many other financial institutions in our market area, core deposit growth has been difficult to achieve at reasonable interest rate levels due to the rising rate environment and aggressive competition. In addition, our net interest margin has been under pressure as we have seen our deposit base shift from lower paying variable rate deposit accounts into higher fixed rate instruments such as certificate of deposits.
For the three months ended March 31, 2006 and 2005, the provision for loan losses was $390,000 in each period. The ratio of allowance for loan losses to total loans was 1.02% and 0.96% at March 31, 2006 and 2005, respectively. The ratio of allowance for loan losses to non-performing loans was 160.8% at March 31, 2006 compared to 180.4% at March 31, 2005. The ratio of non-performing assets to total assets equaled 0.56% at March 31, 2006 compared to 0.51% at March 31, 2005.
Non-interest income for the three ended March 31, 2006 was $3.8 million compared to $4.1 million for the three months ended March 31, 2005, a decrease of 8.0%. Service charges on deposit accounts increased $99,000 to $1.1 million for the three months ended March 31, 2006. Service charges on loans increased $26,000 to $751,000 for the three months ended March 31, 2006. Gains on sales of mortgage loans were $15,000 for the three months ended March 31, 2006 compared to $103,000 for the same period in the prior year. The gains on the sale of assets amounted to $175,000 for the three months ended March 31, 2006 compared to $395,000 for the same period in the prior year. Other fee income for the year ended March 31, 2005 included non-recurring fee income of $490,000 related to the sale of Pulse EFT Association to Discover Financial Services.
Non-interest expense for the three months ended March 31, 2006 was $13.3 million compared to $12.6 million for the same period in the prior year, an increase of 5.4%. For the three months ended March 31, 2006 salaries and employee benefits increased $510,000, occupancy expense decreased $41,000, data processing fees increased $63,000 and marketing and business development increased $109,000. Effective January 1, 2006, the Corporation adopted FAS 123(R) which resulted in additional pre-tax compensation cost of $60,000 for the three months ended March 31, 2006.

UNAUDITED	Three Months Ended March 31,
	2006	2005	Change
	(Dollars In Millions, Except Per Share Amounts)
Net Income	$1.028	$1.803	(42.98)
Basic EPS	$0.28	$0.49	(42.86)
Diluted EPS	$0.28	$0.49	(42.86)
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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 3/31/06
Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 48 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”
Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
For more information contact:
Michael J. Murry, Chairman of the Board of Directors — (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer — (262) 827-5632
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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 3/31/06

UNAUDITED
	At or for the Three Months Ended March 31,
	2006	2005	% Change
	(Dollars In Thousands, Except
	Share and Per Share Amounts)
For the Period:
Interest Income	$21,336	$17,719	20.41%
Interest Expense	10,018	6,181	62.08%

Net Interest Income	11,318	11,538	(1.91%)

Provision for Loan Losses	390	390	0.00%

Non-Interest Income	3,767	4,093	(7.96%)
Non-Interest Expense	13,256	12,577	5.40%

Income Before Income Taxes	1,439	2,664	(45.98%)
Income Taxes	411	861	(52.26%)

Net Income	$1,028	$1,803	(42.98%)

	3/31/06	3/31/05	% Change

End of Period:
Assets	$1,485,630	$1,385,270	7.24%
Loans (gross)	1,170,060	1,077,462	8.59%
Allowance for Loan Losses	11,951	10,368	15.27%
Deposits	1,114,904	1,052,406	5.94%
Shareholders’ Equity	93,422	91,716	1.86%

Per Share:

Net Income (basic)	$0.28	$0.49	(42.86%)
Net Income (diluted)	$0.28	$0.49	(42.86%)
Book Value	$25.23	$24.96	1.09%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,701,770	3,674,054
Average Shares Outstanding (diluted)	3,710,873	3,682,110
Ending Shares Outstanding	3,702,180	3,674,054

Key Ratios:

Net Interest Margin	3.42%	3.74%
Return on Average Assets	0.28%	0.54%
Return on Average Common Equity	4.37%	7.92%

Shareholders Equity to Assets Ratio	6.29%	6.62%
Tier 1 Capital to Average Assets Ratio	6.33%	6.59%
Non-performing Loans/Total Loans	0.64%	0.53%
Non-performing Assets/Total Assets	0.56%	0.51%
Allowance for Loan Losses/ Non-performing Loans	160.76%	180.41%